EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-100184 of PNM Resources, Inc. on Form S-8 of our report dated September 10, 2004, appearing in this Report on Form 11-K of the PNM Resources, Inc. Employee Stock Purchase Plan for the year ended June 30, 2005.

/S/ GRANT THORNTON LLP

Albuquerque, New Mexico
September 22, 2005